Exhibit 10.3

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 13, 2004, by and between Winmark Corporation, a Minnesota corporation (the “Purchaser”), and BridgeFunds Limited, a Nevada corporation (the “Company”).  As used herein, the parties hereto are hereinafter sometimes referred to collectively as the “Parties” and each as a “Party”.

WHEREAS, the Company wishes to issue and sell to the Purchaser a warrant to purchase an aggregate of Two Hundred Fifty Six Thousand Seven Hundred Forty One (256,741) shares of the common stock, par value $0.01 per share (the “Common Stock”), of the Company (such warrant, the “Warrant”), such Warrant to have the terms, and to be subject to the conditions, set forth in the form of Warrant annexed hereto as Exhibit A;

WHEREAS, the Company wishes to issue and sell to the Purchaser senior subordinated promissory notes having an aggregate face value of Two Million Dollars ($2,000,000.00) (such senior subordinated promissory notes, the “Notes”), each such Note to have the terms, and to be subject to the conditions, set forth in the form of Note annexed hereto as Exhibit B; and

WHEREAS, the Purchaser wishes to purchase from the Company, and the Company desires to issue and sell to the Purchaser, the Warrant and all of the Notes (collectively, the Warrant and the Notes are hereinafter sometimes referred to as the “Securities”) on the terms and subject to the conditions set forth in this Agreement (such purchase is hereinafter referred to as the “Securities Purchase”).

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, do mutually agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SECURITIES

1.1           Purchase and Sale of Warrant and Initial Note.  Subject to the terms and conditions contained herein, at the Initial Closing (as defined herein), the Company agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, (a) the Warrant and (b) a Note having an aggregate face value of Five Hundred Thousand Dollars ($500,000.00) (the “Initial Note”).

1.2 Purchase and Sale of Second Note, Third Note and Fourth Note.

(a)           If, during the period from the date hereof through April 13, 2006, the Company shall have provided the Purchaser with evidence reasonably satisfactory to the Purchaser that the Company has originated, in the aggregate, Three Hundred Fifty Thousand Dollars ($350,000.00) of Customer Claimant Funding (the “Second Funding Threshold”), then as soon as practicable after the Company’s provision of such evidence to the Purchaser, at a closing to occur subsequent to the Initial Closing (an “Additional Closing”), and subject to the terms and conditions contained herein, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, a Note having an aggregate face value of Five Hundred Thousand Dollars ($500,000.00) (the “Second Note”).

(b)           If, during the period from the date hereof through April 13, 2006, the Company shall have provided the Purchaser with evidence reasonably satisfactory to the Purchaser that the Company has originated, in the aggregate, Eight Hundred Fifty Thousand Dollars ($850,000.00) of Customer Claimant Funding (the “Third Funding Threshold”), then as soon as practicable after the Company’s provision of such evidence to the Purchaser, at an Additional Closing, and subject to the terms and conditions contained herein, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, a Note having an aggregate face value of Five Hundred Thousand Dollars ($500,000.00) (the “Third Note”).

(c)           If, during the period from the date hereof through April 13, 2006, the Company shall have provided the Purchaser with evidence reasonably satisfactory to the Purchaser that the Company has originated, in the aggregate, One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00) of Customer Claimant Funding (the “Fourth Funding Threshold”), then as soon as practicable after the Company’s provision of such evidence to the Purchaser, at an Additional Closing, and subject to the terms and conditions contained herein, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, a Note having an aggregate face value of Five Hundred Thousand Dollars ($500,000.00) (the “Fourth Note”).

1.3           Definitions.  As used herein, the following terms shall have the following respective meanings:

(a)           “Agreement” means this agreement, including all Exhibits and Schedules hereto, as it may be amended, modified or supplemented from time to time in accordance with its terms.

(b)           “Applicable Law” means, with respect to any Person, any and all provisions of any constitution, treaty, statute, law, regulation, ordinance, code, rule, judgment, rule of common law, order, judgment, ruling, decree, award, injunction, consent, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, as in effect at the relevant time, as applicable to such Person or its Subsidiaries or their respective assets.

(c)           “Board of Directors” means the board of directors of the Company.

(d)           “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions are authorized or required to be closed in the State of Minnesota.

(e)           “Claim Proceeds Purchase Agreement” means any agreement entered into between the Company and any customer of the Company (who is a claimant in one or more litigation matters) pursuant to which (a) the Company purchases from such customer an interest in a portion of the claim proceeds relating to such customer’s litigation matters in exchange for a specified amount (the “Claim Proceeds Purchase Price”) advanced by the Company to such customer and (b) such customer agrees to pay to the Company, under certain circumstances, from any claim proceeds realized by such customer, an amount equivalent to (i) the Claim Proceeds Purchase Price plus (ii) an additional amount or amounts specified in such agreement.

(f)            “Consent” means any consent, approval, license, permit, franchise, concession, agreement, waiver, grant, privilege, immunity, exemption, order or authorization of, or registration, certification, qualification, designation, declaration, publication or filing with, or report, registration, notice or notification to, any Governmental Authority or any other Person.

(g)           “Customer Claimant Funding” means the aggregate amount of funds advanced by the Company to its customers pursuant to all Claim Proceeds Purchase Agreements that are entered into since the Initial Closing Date.

(h)           “Employee Options” means any options that (i) are issued to employees, officers or directors of, or consultants to, the Company, pursuant to the Employee Option Plan, and (ii) are exercisable for shares of Common Stock.

(i)            “Employee Option Plan” means the BridgeFunds Limited 2004 Stock Option Plan, as authorized and approved by the Board of Directors of the Company effective as of April 1, 2004.

(j)            “Encumbrance” means any lien, encumbrance, hypothecation, right of others, proxy, voting trust or similar arrangement, pledge, security interest, collateral security agreement, attachment in aid of execution, limitation on voting rights, limitation on rights of ownership, claim, charge, mortgage, pledge, objection, title defect, title retention agreement, option, restrictive covenant, easement, deed of trust, right-of-way, encroachment, use restriction, restriction on transfer, right of first refusal, right of first offer or any comparable interest or right voluntarily incurred or arising by operation of law, of any nature whatsoever, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

(k)           “Executive Committee” means the executive committee of the Board of Directors.

(l)            “GAAP” means generally accepted U.S. accounting principles, applied on a basis consistent with the basis on which the Company’s financial statements have been prepared.

(m)          “Governmental Authority” means any local, state, federal or supranational entity exercising executive, legislative, judicial, regulatory or administrative functions, power or authority of, or pertaining to, government, or any arbitrator, arbitral tribunal, panel or body or self regulatory organization or any subdivision thereof having jurisdiction.

(n)           “Intellectual Property” means patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, proprietary information and other intellectual property.

(o)           “knowledge of the Company,” the “Company’s knowledge” or any other similar qualification in this agreement means the knowledge and belief, after reasonable inquiry, of A. Mark Berlin, Jr., Richard T. Ostlund, and/or Scott H. Anderson.

(p)           “Legal Opinion” means the opinion of Lionel, Sawyer & Collins, special counsel to the Company, to be dated as of even date herewith, in the form attached hereto as Exhibit C.

(q)           “Materially Adverse Effect” on any Person means any materially adverse effect on the assets, liabilities, financial condition, operating results, customer, employee or supplier relations, business (as currently conducted), business condition or financing arrangements of such Person (taken as a whole on a consolidated basis with its consolidated subsidiaries, if any) or on the ability of such Person to perform the transactions contemplated hereby to be performed by such Person.

(r)            “Materially Adverse Change” with respect to any Person means any materially adverse change in the assets, liabilities, financial condition, operating results, customer, employee or supplier relations, business (as currently conducted), business condition or financing arrangements of such Person (taken as a whole on a consolidated basis with its consolidated subsidiaries, if any) or in the ability of such Person to perform the transactions contemplated hereby to be performed by such Person.

(s)           “Person” means any individual, corporation, partnership, limited liability company, joint venture, business trust, association or other business entity of any type or nature or any governmental authority.

(t)            “Related Documents” means the Warrant, the Notes and the Stockholder Agreement

(u)           “Securities Act” means the Securities Act of 1933, as amended.

(v)           “Stockholder Agreement” means that certain Stockholder Agreement by and among the Company and certain other Persons, such Stockholder Agreement to have the terms, and to be subject to the conditions, set forth in the form of Stockholder Agreement annexed hereto as Exhibit D.

(w)          “Subsidiary” means any corporation or other entity in which the company owns, directly or indirectly, a majority of the capital stock or other equity interest or the financial results of which are consolidated with the financial results of the company in accordance with GAAP.

(x)            “Warrant Shares” means the 256,741 shares of Common Stock issuable upon exercise of the Warrant.

ARTICLE 2

CLOSINGS; CLOSING DELIVERIES

2.1           Closings.  The initial closing of the transactions contemplated hereby (the “Initial Closing”) shall take place simultaneously with the execution and delivery of this Agreement, at the offices of Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois 60603.  The date on which the Initial Closing occurs is called the “Initial Closing Date”.  Each Additional Closing shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois 60603, as soon as practicable after the satisfaction of the closing conditions for such Additional Closing, in each case, at such time as shall be agreed upon by the Parties.  The date on which each Additional Closing occurs is called an “Additional Closing Date”.

2.2           Initial Closing.  At the Initial Closing:

(a)           the Company shall issue and deliver to the Purchaser (i) a warrant certificate representing the Warrant, duly registered in the name of the Purchaser or its nominee and (ii) the Initial Note, duly registered in the name of the Purchaser or its nominee, against payment by the Purchaser of Five Hundred Thousand Dollars ($500,000.00) as the purchase price therefor (such amount to be delivered by the Purchaser by wire transfer to such account of the Company as has been designated in writing by the Company);

(b)           the Company shall execute and deliver to the Purchaser the Stockholder Agreement (as executed by each of the Persons contemplated to be a party thereto); and

(c)           the Company shall cause to be delivered to the Purchaser a duly executed copy of the Legal Opinion.

2.3           Additional Closings.

(a)           The obligations of the Purchaser to purchase the Second Note, the Third Note and the Fourth Note at each Additional Closing are subject to satisfaction (or written waiver) at or prior to such Additional Closing of the following conditions:

(i)            The Company shall have provided the Purchaser with evidence reasonably satisfactory to the Purchaser of the occurrence of the Second Funding Threshold, the Third Funding Threshold or the Fourth Funding Threshold (as applicable).

(ii)           The representations and warranties of the Company contained in Article 4 of this Agreement (as supplemented and amended in accordance with Section 6.5(c)) shall be accurate, true and correct on and as of the Additional Closing Date, and the events or circumstances underlying the need for such supplements or amendments shall not have a Material Adverse Effect on the Company.

(iii)          All acts or covenants required hereunder to be performed by the Company at or prior to the Additional Closing shall have been fully performed by it in all material respects.

(iv)          The Company shall have provided the Purchaser sufficient opportunity to ask questions and receive answers from the officers of the Company regarding the Securities, the Company and its business, prospects and financial condition, for purposes of Purchaser providing the representation and warranty contained in Section 3.5 hereof.

(v)           The Company shall have delivered to the Purchaser a certificate of the Company dated as of the Additional Closing Date, executed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions set forth in Sections 2.3(a)(i), 2.3(a)(ii), 2.3(a)(iii) and 2.3(a)(iv).

(b)           The obligations of the Company to issue the Second Note, the Third Note and the Fourth Note at each Additional Closing are subject to satisfaction (or written waiver) at or prior to such Additional Closing of the following conditions:

(i)            The representations and warranties of the Purchaser contained in Article 3 of this Agreement, subject however to Section 2.3(a)(iv), shall be accurate, true and correct in all material respects at and as of the Additional Closing Date.

(ii)           All acts or covenants required hereunder to be performed by the Purchaser at or prior to the Additional Closing shall have been fully performed by it in all material respects.

(iii)          The Purchaser shall have delivered to the Company a certificate of the Purchaser dated as of the Additional Closing Date, executed by a duly authorized officer of the Purchaser, certifying as to the satisfaction of the conditions set forth in Sections 2.3(b)(i) and 2.3(b)(ii).

(c)           At each Additional Closing, the Company shall issue and deliver to the Purchaser the Second Note, the Third Note or the Fourth Note (as applicable), in each case, duly registered in the name of the Purchaser or its nominee, against payment by the Purchaser of Five Hundred Thousand Dollars ($500,000.00) as the purchase price therefor (such amount to be delivered by the Purchaser by wire transfer to such account of the Company as has been designated in writing by the Company).

2.4           Further Assurances.  The Purchaser, on the one hand, and the Company, on the other hand, shall use all reasonable efforts to take all such other actions as may be necessary or desirable to carry out the purposes of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to the Company to enter into this Agreement and the Stockholder Agreement, the Purchaser hereby represents and warrants to the Company as follows:

3.1           Organization and Qualification.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

3.2           Authorization.  The Purchaser has the requisite power and authority and has taken all required corporation action necessary to permit it to execute and deliver this Agreement and the Warrant and to carry out its obligations hereunder and thereunder The execution and delivery of this Agreement and the Warrant by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby to be performed by it have been duly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement, the Warrant or any of such transactions.  Each of this Agreement and the Warrant has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered at law or in equity.

3.3           No Conflict.  The execution, delivery and performance of this Agreement and the Warrant by the Purchaser is not a breach or violation of, and does not conflict with or constitute, with or without the passage of time or the giving of notice (or both), a default under, its Articles of Incorporation or its Bylaws.

3.4           Accredited Purchaser.  The Purchaser is an “Accredited Investor” as defined in  Regulation D under the Securities Act because the Purchaser is a corporation, not formed for the specific purpose of acquiring the Securities, having total assets in excess of $5,000,000, whose purchase is directed by a “Sophisticated Person” (as defined in Regulation D under the Securities Act) who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment.

3.5           Opportunity for Review of Company Information.  The Purchaser acknowledges that it has had the opportunity to ask questions of and receive answers from officers of the Company regarding the Securities, the Company and its business, prospects and financial condition.

3.6           Investment Intent.  The Purchaser is acquiring the Securities for purposes of investment only, for its own account and with no intention of distributing any portion thereof in violation of applicable federal or state securities laws.

3.7           Legend.  The Purchaser acknowledges and agrees that the Company is authorized to imprint on all certificates and instruments evidencing the Securities and on any certificates or instruments issued in replacement or exchange for those Securities, and agrees to comply with any legend provided in any of the Related Documents to be imprinted on such certificates and instruments.  At the request of the holder of any certificate or instrument evidencing any of the Securities or any certificate or instrument issued in replacement or exchange for any certificate or instrument evidencing any of the Securities, the foregoing legend shall be removed by the Company from such certificate or instrument if the Securities evidenced thereby have been registered under the Securities Act or have become eligible for resale pursuant to Rule 144(k) under the Securities Act.

3.8           Experience; Financial Condition.  The Purchaser has such experience in investing in securities of private companies, and has such knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of acquisition of the Securities and protecting its own interests in connection therewith, and of making an informed investment decision with respect thereto.  The Purchaser’s financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of the Purchaser’s entire investment in the Securities.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Purchaser to enter into and perform this Agreement, the Company represents and warrants to the Purchaser as follows:

4.1           Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority, and has all necessary governmental approvals, to own or lease and operate its properties and to carry on its business as it is currently conducted (exclusive, however, of any such governmental approval the absence of which would not, and could not reasonably be anticipated to, have a Materially Adverse Effect on the Company).  The Company has made available to the Purchaser true, correct and complete copies of the Articles of Incorporation and Bylaws of the Company, including all amendments, restatements and other modifications thereto or thereof, as in effect immediately prior to the execution and delivery of this Agreement.  Except as set forth on Schedule 4.1, the Company is duly licensed or qualified or qualified as a foreign corporation in every jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such qualification (exclusive, however, of any such license or qualification the absence of which would not, and could not reasonably be anticipated to, have a Materially Adverse Effect on the Company).

4.2           Authorization; Issuance of Warrant Shares.

(a)           The Company has the requisite power and authority and has taken all required corporation action necessary to permit it to execute and deliver this Agreement and the Related Documents and to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Related Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby to be performed by it have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize any of this Agreement and the Related Documents or any of such transactions.  Each of this Agreement, the  Warrant, the Initial Note and the Stockholder Agreement has been duly executed by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered at law or in equity.  Each of the Second Note, the Third Note and the Fourth Note will be duly executed by the Company in accordance with the terms of this Agreement, and at such time of such execution, each such Note will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered at law or in equity.

(b)           The Warrant Shares have been duly reserved for issuance upon exercise of the Warrant and, when so issued, will be duly authorized, validly issued and outstanding, fully paid and nonassessable shares of Common Stock.

4.3           No Conflict.  The execution, delivery and performance of this Agreement and the Related Documents by the Company does not or will not (as applicable) violate (a) any provision of the Articles of Incorporation or Bylaws of the Company or (b) any Applicable Law, regulation, order, judgment or decree, or result in the breach of or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under any agreement, instrument or understanding to which the Company is a party, except, in the case of Section 4.3(b), for any breaches or defaults that would not, and could not reasonably be anticipated to, have a Materially Adverse Effect on the Company.

4.4           Capitalization.

(a)           As of the Initial Closing Date, the authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, of which (i) 931,500 shares of Common Stock are issued and outstanding (all of which issued and outstanding shares of Common Stock are held of record by the Persons and in the amounts set forth on Schedule 4.4(a)), (ii) 150,000 shares of Common Stock are reserved for issuance upon exercise of Employee Options, and (iii) the Warrant Shares are reserved for issuance upon exercise of the Warrant.

(b)           As of the Initial Closing Date, Employee Options exercisable for 95,464 shares of Common Stock have been issued by the Company (all of which Employee Options are held of record by the Persons and in the amounts set forth on Schedule 4.4(b)).

(c)           As of the Initial Closing Date, all of the outstanding shares of Common Stock are validly issued, fully paid and nonassesable.

(d)           Except as set forth on Schedule 4.4(d), as of the Initial Closing Date, except as contemplated by this Agreement and each of the Related Documents, (i) the Company has not issued or granted (or agreed or otherwise committed to issue or grant), and there are not otherwise outstanding, any shares of Common Stock or other securities issued by the Company and (ii) there are no existing options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company to issue or sell any shares of Common Stock or other securities to be issued by the Company or securities or obligations of any kind exercisable for, convertible into or exchangeable for any shares of Common Stock or other securities to be issued by the Company.

4.5           Compliance With Securities Laws.

(a)           As of the Initial Closing Date, all of the outstanding shares of Common Stock and other securities of the Company have been issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(b)           Subject to the accuracy of the Purchaser’s representations contained herein, the offer, sale and issuance of the Warrant and the Notes hereunder and the issuance and delivery of any of the Warrant Shares upon exercise of the Warrant, when exercised in accordance with the terms of such Warrant, do not and will not (as applicable) require registration under the Securities Act or any state securities laws.

4.6           Voting Agreement.  Except for the Stockholder Agreement and as set forth on Schedule 4.6, the Company is not a party or otherwise subject to any agreement or understanding, and to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or transfer of shares of the capital stock of the Company.

4.7           Subsidiaries.  Except as set forth on Schedule 4.7, (a) the Company does not have any Subsidiary nor does it own or control, directly or indirectly, any interest in any other Person, and (b) the Company is not a participant in any joint venture, partnership or similar arrangement.

4.8           Financial Statements; Undisclosed Liabilities.

(a)           Schedule 4.8 sets forth a true and complete copy of (i) the unaudited balance sheet of the Company, dated as of September 30, 2004 (the “Balance Sheet”), (ii) the unaudited statement of profit and loss of the Company for the period from January 1, 2004 through September 30, 2004 (the “Income Statement”) and (iii) the unaudited statement of cash flows of the Company for the period from January 1, 2004 through September 30, 2004 (the

“Cash Flow Statement” and, together with the Balance Sheet and the Income Statement, the “Financial Statements”).  The Financial Statements present fairly in all material respects the financial condition of the Company as of September 30, 2004 and the results of operations and cash flows of the Company for the period covered thereby, subject to normal year-end accounting adjustments and the absence of footnote disclosure.  Except as set forth on Schedule 4.8, the Financial Statements were prepared in accordance with GAAP.

(b)           Except as set forth on the Balance Sheet (including any notes thereto), the Company has no liabilities or obligations other than liabilities or obligations incurred by the Company after September 30, 2004 in the ordinary course of its business.

4.9           No Materially Adverse Changes.  Since September 30, 2004, except as set forth on Schedule 4.9, (a) to the Company’s knowledge, there has not been any Materially Adverse Change with respect to the Company and (b) the Company has not declared or paid any dividend or authorized or made any other distribution upon or with respect to any of the shares of Common Stock or any other securities of the Company.

4.10         Litigation.  Except as set forth on Schedule 4.10, there are no actions, suits, proceedings or orders, at law or in equity, pending or (to the Company’s knowledge) threatened against the Company, and, to the Company’s knowledge, there are no investigations pending or threatened against the Company before or by any Governmental Authority.

4.11         Operating Consents.  Except as set forth on Schedule 4.11, to the Company’s knowledge, the Company has all Consents, whether issued or granted by any Governmental Authority or other Person, necessary for the conduct of its business as currently conducted (such Consents, collectively, the “Operating Consents”), excluding those Consents the failure of which to have would not, and could not reasonably be anticipated to, have a Materially Adverse Effect on the Company.  Except as set forth on Schedule 4.11, the Company is not in default under any of the Operating Consents, except for those defaults which would not, and could not reasonably be anticipated to, have a Materially Adverse Effect on the Company.

4.12         Certain Violations or Defaults of Governing Documents of the Company.  The Company is not in violation or default of any provision of its Articles of Incorporation or its Bylaws.

4.13         Owned Real Property.  Except as set forth on Schedule 4.13, the Company does not own any real property.

4.14         Real Property Leases.  Set forth on Schedule 4.14 is a list of all agreements pursuant to which real property is leased to the Company.  Except as set forth on Schedule 4.14, there exists no event of default (nor any event which with notice or lapse of time would constitute an event of default) with respect to any such agreement by the Company, except for those defaults which would not, and could not reasonably be anticipated to, have a Materially Adverse Effect on the Company.  Except as set forth on Schedule 4.14, each such agreement is in full force and effect and is enforceable against the applicable lessor in accordance with its terms.

4.15         Agreements; Actions.

(a)           Set forth on Schedule 4.15(a) is a list of each written agreement to which the Company is a party or is otherwise bound as of the Initial Closing Date:

(i)            constituting a Claim Proceeds Purchase Agreement;

(ii)           under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money or capitalized lease obligations involving more than $50,000 or pursuant to which a lien is or may be imposed on any of the assets of the Company (other than in the ordinary course of business of the Company); and

(iii) for the making of any loan or advance of funds by the Company to any Person (other than Claim Proceeds Purchase Agreements and ordinary advances to employees for travel expenses).

(b)           Prior to entering into any Claim Proceeds Purchase Agreement with any Person whose primary place of residence or business is located in a state (the “Applicable State”) in which there are no Persons with which the Company had previously entered into a Claim Proceeds Purchase Agreement, the Company (i) consulted with legal counsel (which may or may not be licensed to practice in the Applicable State) with respect to the validity and enforceability of Claim Proceeds Purchase Agreements under the Applicable Law of the Applicable State and (ii) on the basis of such legal consultations, among other factors, attempted in good faith to make a considered business judgment with respect to the advisability of entering into such Claim Proceeds Purchase Agreement.

(c)           Except as set forth on Schedule 4.15(c), the Company has not: (i) received any written claims from any Persons asserting that any Claim Proceeds Purchase Agreement is not valid or enforceable under Applicable Law; or (ii) otherwise received any written notice which is in turn validated by legal counsel of any change in Applicable Law of any state or of any change in the interpretation or application of Applicable Law of any state with respect to the enforceability of any Claim Proceeds Purchase Agreement in such state (other than, in the case of each of clauses (i) and (ii), any such written claims or changes in Applicable Law of any state or any change in the interpretation or application of Applicable Law of any state that have not, and could not reasonably anticipated to, have a Materially Adverse Effect on the Company.

4.16         Related Party Transactions.  Except as set forth on Schedule 4.16, and except for employment agreements and director indemnification agreements, (a) the Company has not entered into any agreement, arrangement or transaction with (i) any employee, officer, director or stockholder of the Company (each such Person, for purposes of this Section 4.16, an “Affiliate”), (ii) any member of the immediate family of any such Affiliate or (iii) any Person in which such Affiliate has any direct or indirect ownership interest, and (b) none of the Affiliates owns any property or right, tangible or intangible, which is used in the Company’s business.

4.17         Employee Benefit Plans.  Except as set forth in Schedule 4.17, the Company does not have any employee benefit plan as defined in the Employee Retirement Income Security Act of 1974, as amended.

4.18         Taxes.  Except as set forth on Schedule 4.18, (a) the Company has prepared and filed all tax returns required to be filed by it, which tax returns are true, correct and complete, (b) the Company has paid or made provision for the payment of all taxes that are due or claimed to be due from it by any Governmental Authority, (c) there are no liens for taxes upon any assets, tangible or intangible, of the Company, (d) there are no pending claims, disputes or questions related to, or claims for, taxes of the Company and (e) the Company has not granted any extension of the period of limitation applicable to any claim for Taxes.

4.19         Employment and Labor Matters.

(a)           Schedule 4.19(a) sets forth a list of all directors, officers and employees of the Company as of the Initial Closing Date.

(b)           Except as set forth on Schedule 4.19(b), (i) the Company is not bound by or subject to (and none of the assets or properties of the Company is bound by or subject to) any contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company, and (ii) there is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which would have, or could reasonably be anticipated to have, a Materially Adverse Effect on the Company, nor to the Company’s knowledge is there any labor organization activity involving the employees of the Company.

4.20         Title to Property and Assets.  Except as set forth on Schedule 4.20, the Company owns its property and assets free and clear of any and all Encumbrances, except Encumbrances that have arisen in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.

4.21         Insurance.  Set forth on Schedule 4.21 is a complete list and full and fair description (inclusive of the amount of coverage and deductibles or co-insurance) of each and all of the insurance policies maintained by, or for the benefit of, the Company.

4.22         Regulation U.  None of the activities or operations of the Company are subject to any provisions of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221).

4.23         Investment Company Act.  The Company is not required to be registered as an investment company under the Investment Company Act of 1940, as amended, or the regulations promulgated thereunder.

4.24         Disclosure.  The representations and warranties made or contained in this Agreement, and the certificates executed or delivered in connection herewith, are accurate and do not omit any fact required to be stated therein or necessary in order to make such representations, warranties or certificates not misleading in light of the circumstances in which they were made or delivered.

ARTICLE 5

EXPENSES, TAXES AND OTHER MATTERS

5.1           Expenses.  If the Securities Purchase shall be consummated, the Company shall promptly reimburse the Purchaser’s out-of-pocket expenses (including legal fees), incurred in connection with the negotiation, documentation and execution of this Agreement and the other agreements, documents and instruments contemplated hereby and the performance of the transactions contemplated hereby and thereby, up to a maximum of Fifteen Thousand Dollars ($15,000.00).  Except as provided in the preceding sentence, each of the Purchaser and the Company shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

5.2           Taxes Arising from Securities Purchase.  The Purchaser, on the one hand, and the Company, on the other hand, shall equally bear the cost of all sales, transfer and other similar taxes that result from or are occasioned by the Securities Purchase.

5.3           Notification of Certain Matters.  Each Party shall give prompt written notice to the other of any material failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by him/her/it hereunder.  Company shall give immediate notice to the Purchaser of (and shall promptly provide the Purchaser with copies of all relevant material related to): (i) any claims known to the Company from any Persons asserting that any Claim Proceeds Purchase Agreement is not valid and enforceable under Applicable Law; or (ii) any notice or information known to the Company concerning a change in the Applicable Law or a change in the interpretation or application of Applicable Law that would have a Material Adverse Effect on the Company.

5.4           Certain Additional Covenants.  At any time during which the Purchaser owns any outstanding Notes or the Warrant:

(a)           Prior to entering into any Claim Proceeds Purchase Agreement with any Person whose primary place of residence or business is located in a state in which there are no Persons with which the Company had previously entered into a Claim Proceeds Purchase Agreement, the Company shall (i) consult with legal counsel (which may or may not be licensed to practice in the Applicable State) with respect to the validity and enforceability of Claim Proceeds Purchase Agreements under the Applicable Law of the Applicable State and (ii) on the basis of such legal consultations, among other factors, attempt in good faith to make a considered business judgment with respect to the advisability of entering into such Claim Proceeds Purchase Agreement.

(b)           The Company shall cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its business.

(c)           The Company shall apply for and continue in force adequate insurance covering risks of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business.

(d)           The Company shall pay and discharge, when due and payable, all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) unless the same is being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on its books with respect thereto.

(e)           The Company shall pay and discharge, when due and payable, all interest and principal amounts payable under the Notes and any other indebtedness of the Company (in each case before the same becomes delinquent and before penalties accrue thereon), subject to the terms and conditions of the Notes and such other indebtedness, unless the same is being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on its books with respect thereto.

5.5           Attendance at Board Meetings, Executive Committee Meetings and Stockholder Meetings.  At any time during which the Purchaser owns any outstanding Notes or the Warrant, the Purchaser shall have the right to designate one of its directors, officers or other representatives to (a) attend all meetings of the Board of Directors, the Executive Committee and the stockholders of the Company, in each case in a nonvoting observer capacity, (b) receive notice of such meetings and (c) receive the information provided by the Company to the Board of Directors, the Executive Committee and the stockholders of the Company for such meetings (as applicable).  If, at any time, the Purchaser owns neither any outstanding Notes nor the Warrant, all of the Purchaser’s rights and entitlements set forth in this Section 5.5 shall thereafter expire.

5.6           Designation of Director.  At any time during which the Purchaser owns any outstanding Notes or the Warrant, the Purchaser shall have the right, at its option, by providing written notice to the Chief Executive Officer of the Company, to designate one member of the Board of Directors.  If the Purchaser exercises such right in accordance with the previous sentence, then the Person designated by the Purchaser shall be elected as a member of the Board of Directors in accordance with the terms of (i) this Section 5.6 and (ii) Section 2.1 of the Stockholder Agreement.

(a)           Subject to Section 5.6(c), any director designated by the Purchaser pursuant to this Section 5.6 shall be removed from the Board of Directors, with or without cause, at the written request of the Purchaser, and, subject to Section 78.335 of the Nevada General Corporation Law, under no other circumstances.

(b)           Subject to Section 5.6(c), if any director designated by the Purchaser pursuant to this Section 5.6 for any reason ceases to serve on the Board of Directors during his or her term of office, the resulting vacancy on the Board of Directors shall be filled by an individual designated by the Purchaser.

(c)           If, at any time, the Purchaser owns neither any outstanding Notes nor the Warrant, the Purchaser shall become ineligible to designate or remove an individual to or from a directorship of the Company pursuant to this Section 5.6, and all rights and entitlements hereunder to designate or remove an individual to or from such directorship shall thereafter expire.  Notwithstanding any of the foregoing, if, at any time, the Purchaser owns neither any outstanding Notes nor the Warrant, and an individual designated by the Purchaser pursuant to this Section 5.6 is then serving as a director of the Company, such individual shall hold office as director until his or her successor is elected and qualified in accordance with the Bylaws of the Company or until his or her earlier resignation or removal in accordance with the Bylaws of the Company.

5.7           Information Rights.

(a)           Financial Statements.

(i)            Monthly Financial Statements.  Within thirty (30) days of the end of each month, the Company shall deliver to the Purchaser an unaudited balance sheet, an unaudited profit and loss statement and an unaudited statement of cash flows for and as of the end of such month, each prepared in accordance with GAAP, except that no notes need to be attached to such statements and year-end audit adjustments do not need to be made.

(ii)           Quarterly Financial Statements.  Within sixty (60) days of the end of each of the first three fiscal quarters, the Company shall deliver to the Purchaser an unaudited balance sheet, an unaudited profit or loss statement and an unaudited statement of cash flows for and as of the end of such fiscal quarter, each prepared in accordance with GAAP, except that no notes need to be attached to such statements and year-end audit adjustments do not need to be made.

(iii)          Annual Financial Statements.  Within ninety (90) days of the end of each fiscal year, the Company shall deliver to the Purchaser an audited balance sheet, an audited profit or loss statement and an audited statement of cash flows for and as of the end of such fiscal year, each prepared in accordance with GAAP.

(b)           Inspection and Copying of Records.  Upon reasonable written request by the Purchaser, the Purchaser shall have the right during normal business hours to inspect and copy such Company documents (at the expense of the Purchaser) as have been reasonably requested; provided, however, that nothing herein shall obligate the Company to take any actions that would unreasonably interrupt the normal course of the Company’s business.

(c)           Expiration of Purchaser’s Information Rights.  If, at any time, the Purchaser owns neither any outstanding Notes nor the Warrant, all of the Purchaser’s rights and entitlements set forth in Sections 5.7(a) and 5.7(b) shall thereafter expire.

5.8           Stockholder Agreement.

(a)           The Purchaser covenants that, if at any time the Purchaser exercises the Warrant, in whole or in part, to purchase any shares of Common Stock, then the Purchaser shall, prior to or simultaneously with such exercise, execute and deliver to the Company and each Stockholder (as defined in the Stockholder Agreement) a counterpart of the Stockholder

Agreement, in form and substance reasonably agreeable to the Company, pursuant to which the Purchaser agrees to be bound by, and to comply with, all provisions of the Stockholder Agreement as a Stockholder.

(b)           Each Party agrees that, if at any time the Purchaser exercises the Warrant, in whole or in part, for LLC Interests of the LLC (as such terms are defined in the Warrant), as contemplated by the provisions of Section 1(b)(ii) of the Warrant, then the LLC Interests issued to the Purchaser in connection with such exercise shall be subject to the same rights and obligations set forth in the Stockholder Agreement as if such LLC Interests were equivalent to that number of shares of Common Stock that otherwise would have been issued to the Purchaser upon such exercise of such Warrant.

5.9           Confidentiality.

(a)           Each Party agrees that, except with the prior written permission of the other Party, it shall at all times keep confidential, and not divulge, furnish or make accessible to anyone (other than its counsel, accountants and other representatives with a need to know), or use to establish or conduct any business or operations in competition with the business of the other Party, any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other Party to which such Party has been or shall become privy by reason of this Agreement or discussions or negotiations relating to this Agreement or any actions taken by a Party in compliance with the terms and conditions of this Agreement (such confidential information, knowledge or data, whether communicated in writing or orally, is hereinafter sometimes referred to as “Confidential Information,” and all documents containing any such confidential information, knowledge or data is hereinafter sometimes referred to as “Confidential Documents”), and upon request, the Party that has received Confidential Information from the other Party will return to the Party providing the same all Confidential Documents (and all copies thereof) in its possession, or will certify to such providing Party that all such Confidential Documents not returned have been destroyed.  Confidential Information shall not include any information, knowledge or data that a Party can demonstrate: (i) was already in such Party’s possession prior to negotiations related to this Agreement or the transactions contemplated hereby; (ii) is or becomes publicly and openly known or otherwise in the public domain through no fault of such Party; (iii) is received by such Party in a nonconfidential manner from a third party having the right to disclose such information or (iv) is required to be disclosed in order for the Purchaser to comply with any federal securities or other Applicable Laws.  Notwithstanding anything else contained herein to the contrary, the provisions of this Section 5.9 shall survive any termination of this Agreement.

(b)           Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article 6 and other remedies at law would be inadequate in the case of any breach of the covenants contained in this Section 5.9.  Accordingly, each Party shall be entitled, without limiting its other remedies and without the necessity of proving actual damages or posting any bond, to equitable relief, including the remedy of specific performance or injunction, with respect to any breach or threatened breach of such covenants and each Party consents to the entry thereof.

ARTICLE 6

INDEMNITIES

6.1           Survival of Representations and Warranties.  All representations and warranties made by the Purchaser or the Company in this Agreement shall survive the Initial Closing and each Additional Closing until such time as the Purchaser no longer owns any outstanding Notes.  For purposes of this Article 6, all representations and warranties of the Parties set forth in this Agreement shall be deemed to have been made by such Parties exclusively on and as of the Initial Closing Date and (as supplemented and amended in accordance with Section 6.5(c)) on and as of each Additional Closing Date.

6.2           Company to Indemnify.  Subject to the limitations in this Article 6, the Company, agrees to indemnify and hold harmless the Purchaser and its directors, officers, employees and agents from and against all claims, losses, liabilities and expenses, including reasonable counsel fees and expenses (collectively referred to as “Losses”) which may be suffered or incurred by any of them as a result of a breach of (a) any representation or warranty of the Company contained in this Agreement or (b) any covenant of the Company contained in this Agreement.

6.3           Purchaser to Indemnify.  Subject to the limitations in this Article 6, the Purchaser hereby agrees to indemnify and hold harmless the Company and its directors, officers, employees and agents from and against all Losses which may be suffered or incurred by any of them as a result of a breach of (a) any representation or warranty of the Purchaser contained in this Agreement or (b) any covenant of the Purchaser contained in this Agreement.

6.4           Claims.  As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the indemnified Party shall give notice to the indemnifying Party of such claim, which notice shall specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the indemnified Party seeks hereunder from the indemnifying Party, together with such information as may be necessary for the indemnifying Party to determine that the limitations in Section 6.5 have been satisfied or do not apply; provided, however, that the failure of the indemnified Party to give such notice shall not relieve the indemnifying Party of its obligations under this Article 6 except to the extent (if any) that the indemnifying Party shall have been prejudiced thereby.

6.5           Certain Limitations.

(a)           Basket.  Neither the Company, considered as a Party on one hand, nor the Purchaser, considered as a Party on the other hand, shall be required to indemnify the other such Party (or any related indemnified Persons) for any Losses relating to any matter subject to indemnification under this Article 6 unless, and only to the extent that, such Losses exceed, in the aggregate, Fifty Thousand Dollars ($50,000) (the “Basket Amount”).

(b)           Inapplicability of Basket.  Notwithstanding anything else contained herein to the contrary, the Basket Amount shall not apply to any breach of this Agreement constituting fraud, any intentional misstatement, any breach referred to in clause (b) of Section 6.2 above, any breach referred to in clause (b) of Section 6.3 above or any breach of any of the Related Documents.

(c)           Schedules and Additional Closings.  The Company shall, from time to time prior to or at each Additional Closing, by notice in accordance with the terms of this Agreement, supplement or amend any Schedule hereto in order to correct any matters which would constitute a breach of any representation, warranty, covenant or obligation contained herein.

(d)           Surrender of Notes.  If the Company is obligated to indemnify the Purchaser for any Losses in accordance with the terms and conditions of this Article 6, then upon the payment of such Losses by the Company to the Purchaser, the Purchaser shall surrender to the Company a Note or Notes representing an aggregate principal amount that is equivalent to the amount of such Losses, it being understood that:

(i)            the Initial Note shall be surrendered prior to the Second Note, the Second Note shall be surrendered prior to the Third Note and the Third Note shall be surrendered prior to the Fourth Note;

(ii)           if the amount of such Losses is lesser than the aggregate face value  of the surrendered Notes, then upon the surrender of any such Note, the Company shall issue to or on the order of the Purchaser a replacement note having an aggregate face value that is equivalent to the remaining principal amount on such Note that has not been surrendered by the Purchaser; and

(iii) the surrender of Notes pursuant to this Section 6.5(f) shall not be deemed to constitute an optional prepayment subject to the terms of Section 5.1 of such Notes.

(e)           No Speculative, Incidental, etc. Damages.  In no event shall either Party have any liability under this Agreement or otherwise in connection with the transactions contemplated hereby for any special, speculative, incidental, punitive, indirect or consequential damages or for lost profits.

6.6           Exclusive Remedy.  The sole and exclusive remedy at law of each of the Parties in any cause of action based thereon against the other Party for any inaccuracy, misrepresentation or default in, or breach of, any of the representations, warranties, covenants or other agreements given or made by either Party in this Agreement shall be as set forth in this Article 6 and in Section 5.9.  To the extent either Party or any of its affiliates has any Losses (a) for which it may assert any other right to indemnification, contribution or recovery from the other Party (whether under this Agreement or under any common law theory or any statute or other Applicable Law, or otherwise) and (b) that have resulted from any inaccuracy, misrepresentation or default in, or breach of, any of the representations, warranties, covenants or other agreements given or made by the other Party in this Agreement, such Party hereby waives, releases and agrees not to assert such right, and such Party agrees to cause each of its affiliates to waive, release and agree not to assert such right, regardless of the theory upon which any claim may be based, including contract, equity, tort, fraud, warranty, strict liability or any other theory of liability except to the extent such claims are based upon actual fraud.

6.7           Subrogation.  Upon making any payment to an indemnified Party in respect of any Loss, the indemnifying Party will, to the extent of such payment, be subrogated to all rights of the indemnified Party against any third party in respect of the Losses to which such payment relates.  Such indemnified Party and indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

6.8           Insurance.  To the extent the amount of any Losses has been reduced as a consequence of any insurance proceeds actually received, either Party’s entitlement to recover such Losses hereunder shall be reduced accordingly.

ARTICLE 7

GENERAL PROVISIONS

7.1           Public Statements.

(a)           The Purchaser may be required to make, and on occasion not to make, disclosures under the federal securities laws and other Applicable Laws.  Accordingly, the Company shall not make any public announcement or statement that mentions by name or otherwise identifies the Purchaser with respect to the Securities Purchase, this Agreement, any related transaction or any other subject without the approval of the Purchaser.  The Company agrees to cooperate with the Purchaser and its legal counsel in preparing any public announcement or statement that, in the sole discretion of the Purchaser or its counsel, is required to be made under Applicable Law.

(b)           Neither the Purchaser nor any of its affiliates shall make any public announcement or statement that mentions by name or otherwise identifies the Company with respect to the Securities Purchase, this Agreement, any related transaction or any other subject without the approval of the Company, which approval shall not be unreasonably withheld; provided, however, that the Purchaser shall be entitled to make any public announcement, statement or disclosure that, in the sole opinion of the Purchaser or its legal counsel, is required under any federal securities laws or other Applicable Laws.

7.2           Notices.  All notices and other communications required or provided for hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by recognized overnight courier service or by registered or certified mail (postage prepaid and return receipt requested) to the intended Party at the following applicable address (or at such other address for a Party as shall be specified by it by like notice given by such Party to the other Party):

If to the Purchaser:	Winmark Corporation 4200 Dahlberg Drive Suite 100 Minneapolis, Minnesota 55422-4837 Facsimile: (763) 520-8410

With a copy to:	Lindquist & Vennum P.L.L.P. 4200 IDS Center, 80 South 8th Street Minneapolis, Minnesota 55402-2205 Attn: Jonathan R. Flora, Esq. Facsimile: (612) 371-3207

If to the Company:	BridgeFunds Limited 13911 Ridgedale Drive Suite 110 Minnetonka, MN 55305 Facsimile: (952) 417-0039

With a copy to:	Mayer, Brown, Rowe & Maw LLP 190 South LaSalle Street Chicago, IL 60603 Attn: James J. Junewicz, Esq. Facsimile: (312) 706-8157

All such notices and other communications shall be deemed to have been received: when delivered by hand, if personally delivered; three (3) Business Days after being deposited in the mail, postage prepaid, if delivered by mail; the next Business Day, if sent by recognized overnight courier service; and when receipt acknowledged, if telecopied; provided, however, notice to a Party’s attorney shall not constitute notice to such Party.

7.3           Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof.  References in this Agreement to Sections and Articles (or any other subdivision) refer, unless otherwise stated, to sections and articles (or any other subdivision) of this Agreement.  When used in this Agreement, words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement as a whole, and not to any particular Section, Article or other subdivision hereof.  As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires, and if the context requires, the use of the singular shall include the plural and vice versa.  This Agreement is the product of mutual negotiations by the Parties and their counsels; and no Party shall be deemed the draftsperson of this Agreement or any provision hereof or to have provided same.  Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement, such inconsistency or ambiguity shall not be interpreted against either Party.

7.4           Severability.  The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof or thereof shall not affect the validity or enforceability of this Agreement or any of the other terms or provisions hereof.  In the event any term or provision hereof shall be determined to be invalid or unenforceable as applied to any situation or circumstance or in any jurisdiction, such invalidity or unenforceability shall not apply or extend to any other situation or circumstance or in any other jurisdiction or affect the validity or enforceability of any other term or provision.  It is the Parties’ intent that this Agreement and each term and provision hereof be enforceable in accordance with its terms and to the fullest extent permitted by Applicable Law.  Accordingly, to the extent any term or provision of this Agreement shall be determined or deemed to be invalid or unenforceable, such provision shall be deemed amended or modified to the minimum extent necessary to make such provision, as so amended or modified, valid and enforceable.

7.5           Integration.  This Agreement is  intended by the Parties as a final expression of their agreement, and is intended to be a complete and exclusive statement of the agreement and understanding of the Parties, in respect of the subject matter contained herein, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes, and merges herein, all prior and contemporaneous negotiations, discussions, representations, understandings and agreements among the Parties, whether oral or written, with respect to such subject matter.

7.6           Assignment and Lack of Third Party Beneficiaries.  This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by either Party without the prior written consent of the other Party; provided, however, that the Purchaser may assign its rights under this Agreement to any wholly owned subsidiary of the Purchaser without the Company’s prior written consent.  Any purported assignment or delegation of rights, duties or obligations hereunder made without the prior written consent of the other Party shall be null and void and of no force or effect.  This Agreement and the provisions hereof shall be binding upon and enforceable against each of the Parties and its successors and assigns and shall inure to the benefit of and be enforceable by each of the Parties and its successors and permitted assigns.  Except as expressly provided for in this Agreement, this Agreement is not intended to confer any rights or benefits on any Persons other than the Parties and their respective successors and permitted assigns.

7.7           Amendment and Waiver. This Agreement may be amended, modified or supplemented only to the extent expressly set forth in a writing that is signed by the Party to be charged therewith and that sets forth therein that its purpose is to amend, modify or supplement this Agreement or some term, condition or provision hereof.  No waiver of any term, condition or provision of this Agreement or of any breach or violation of this Agreement or any provision hereof shall be effective except to the extent expressly set forth in a writing that is signed by the Party to be charged therewith.  Without limiting the generality of the foregoing, no failure to object or otherwise act, and no conduct (including, without limitation, any failure or delay in enforcing this Agreement or any provision hereof or any acceptance or retention of payment) or course of conduct or dealing, by either Party shall be deemed (a) to constitute a waiver by such Party of the breach or violation of this Agreement or of any provision hereof by the other Party or (b) to have caused or reflected any amendment or other modification of this Agreement or of any term or provision hereof.  Any waiver may be made in advance or after the right waived has arisen or the breach or default waived has occurred, and any waiver may be conditional.  No waiver of any breach or violation of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach or violation thereof nor of any other agreement or provision herein contained.  No waiver or extension of time for performance of any obligation or act shall be deemed a waiver or extension of the time for performance of any other obligation or act.

7.8           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.9           Governing Law; Waiver of Jury Trial; Consent to Jurisdiction.  Each of the parties expressly waives its right to a jury trial with respect to any suit, litigation or other judicial proceeding regarding this Agreement or any dispute hereunder or relating hereto.  This Agreement shall be governed by, interpreted under and construed in accordance with the internal laws of the State of Nevada applicable to contracts executed and to be performed wholly within that State without giving effect to the choice or conflict of laws principles or provisions thereof.  Each of the Parties agrees that any dispute under or with respect to this Agreement shall be determined before the state or federal courts situated in Minneapolis, Minnesota, which courts shall have exclusive jurisdiction over and with respect to any such dispute, and each of the Parties hereby irrevocably submits to the jurisdiction of such courts.  Each Party hereby agrees not to raise any defense or objection, under the theory of forum non conveniens or otherwise, with respect to the jurisdiction of any such court.  In addition to such other method as may be available under Applicable Law, each Party agrees that any summons, complaint or other papers or process in connection with any such dispute may be served on it in the same manner in which a Notice may be given to it pursuant to Section 7.2 above.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Parties has caused this Securities Purchase Agreement to be executed on the date first written above by its respective officer or other representative thereunder duly authorized.

WINMARK CORPORATION

By:	/s/ Mark Hooley
	Name:	Mark Hooley
	Title:	Vice President and General Counsel

BRIDGEFUNDS LIMITED

By:	/s/ A. Mark Berlin, Jr.
	Name:	A. Mark Berlin, Jr.
	Title:	President and Chief Executive Officer